                                                                    EXHIBIT 12.1
                                                                     PAGE 1 OF 1

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       (IN MILLION, EXCEPT RATIO AMOUNTS)

                                      FIRST THREE
                                       QUARTERS         FISCAL YEAR
                                      ----------- ----------------------------
                                         1996     1995  1994  1993  1992  1991
                                      ----------- ----  ----  ----  ----  ----
Income from operations before income
taxes................................    $ (1)    $(75) $(16) $(65) $(80) $145
Add (deduct)
  Fixed charges......................     170      206   184   157   172   412
  Capitalized interest...............      (1)      (5)  (10)   (8)  (11)  (55)
  Amortization of capitalized
  interest...........................       4        6     8     5     5     6
  Net losses related to certain 50%
  or less owned affiliate............       1        2     5    22    19     4
  Minority interest in consolidated
  affiliates.........................       2        2     1     1     1   --
                                         ----     ----  ----  ----  ----  ----
Adjusted earnings....................    $175     $136  $172  $112  $106  $512
                                         ====     ====  ====  ====  ====  ====
Fixed charges:
  Interest on indebtedness and
  amortization of deferred financing
  costs..............................    $152     $178  $165  $147  $161  $320
  Portion of rents representative of
  the interest factor................      11       17    11     2     2    61
  Debt service guarantee interest
  expense of unconsolidated
  affiliates.........................       7       11     8     8     9    31
                                         ----     ----  ----  ----  ----  ----
Total fixed charges..................    $170     $206  $184  $157  $172   412
                                         ====     ====  ====  ====  ====  ====
Ratio of earnings to fixed charges...    1.03      .66   .93   .71   .62  1.24
                                         ====     ====  ====  ====  ====  ====
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